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                                                                   EXHIBIT 2.01




                          ASSET ACQUISITION AGREEMENT
                          ---------------------------

PARTIES:         LDI Corporation ("LDI")
                 a Delaware corporation
                 1375 East Ninth Street
                 Cleveland, Ohio  44114

                 LDI Computer Systems, Inc. ("CSI")
                 an Ohio corporation
                 30700 Carter Street
                 Solon, OH  44139

Hereinafter jointly referred to as ("Seller")

                 MRK Computer Systems, Inc.
                 an Ohio corporation ("Buyer")
                 30700 Carter Street
                 Solon, OH 44139


DATED AS OF:     May 31, 1994

BACKGROUND       LDI, through its subsidiary, CSI and its division, MST
Distribution ("MST") is in the business of, among other things, selling computer systems and software and related equipment, wide area and local area network connectivity products, and related other services (the "Business"). The parties desire that Seller sells and Buyer buys certain assets of CSI and MST subject to the terms and conditions of this Agreement. The term "the Business" does not include any of the other businesses of Seller and Buyer is not buying any assets of Seller not used in the Business.

         INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements stated below, the parties agree as follows:

SECTION 1: DEFINED TERMS

         Certain defined terms used herein and not specifically defined in context are defined in this Section 1, as follows:

         "AGREEMENT" means this Asset Acquisition Agreement and related agreements to be executed and delivered hereunder.

         "CONSENT" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any or the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.


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         "CONTRACT" means any written contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, consulting agreements, employment agreements (which, for purposes of this Agreement, includes all non-competition agreements of current LDI and CSI employees engaged in the Business as well as all former LDI and CSI employees engaged in the Business that have separated their employment within the past two years), sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants, and any agency agreement entered into on or before the Effective Date by MST or CSI, whether or not such agreement is in writing.

         "CONTRACT RIGHT" means any right, power or remedy under any Contract, including, but not limited to, rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

         "EFFECTIVE DATE" has the meaning specified in Section 6.1.

         "EMPLOYEE BENEFIT PLAN" means (i) any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) any other employee benefit plan or any employee benefit or fringe benefit arrangement of any nature, including, but not limited to, bonus plans, incentive compensation plans, severance pay plans, vacation pay plans, deferred compensation plans, pension plans, profit sharing plans, retirement plans, payroll savings plans, stock option plans, stock purchase plans, stock ownership plans, hospitalization plans, medical plans, dental plans, disability plans, sick pay plans, group insurance plans, death benefit plans or employee welfare plans; but not including employment Contracts with individual employees.

         "ENCUMBRANCE" means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

         "HAZARDOUS SUBSTANCES" means any substance, waste, contaminant, pollutant or material that has been determined by any United States federal government authority, or any state or local government authority having jurisdiction over Seller's Real Property, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including, but not limited to, (a) all substances, wastes, contaminants, pollutants and materials defined or designated as hazardous, dangerous or toxic pursuant to any Law of any state in which any of Seller's Real Property is located or any United States Law, and (b) asbestos, polychlorinated biphenyls (PCB's) and petroleum.

         "INSURANCE POLICY" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

         "INTANGIBLE" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name,





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slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right or other intangible asset of any nature, whether in use, under development or design, or inactive.

         "JUDGMENT" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, government body, administrative agency, regulatory authority or arbitration tribunal.

         "LAW" means any provision of any foreign, federal, state or local law, statute, ordinance charter, constitution, treaty, rule or regulation.

         "MATERIAL CONSENTS" means written consents from (i) NCP, Ltd. regarding the lease or sublease of the Solon, Ohio facility ("Solon Facility"), and (ii) all lenders, lessors, vendors, and other Persons necessary to permit the transactions contemplated by this Agreement to be consummated without violating any of the Contracts included in the Assets to be assigned to Buyer in accordance with this Agreement.

         "OBLIGATION" means any debt, liability or obligation or any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

         "PERMIT" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

         "PERSON" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

         "PROCEEDING" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

         "REAL PROPERTY" means any real estate, land, building, condominium, townhouse, structure or other real property of any nature, all shares of stock or other ownership interest in cooperative or condominium associations or other forms of ownership interest through which interest in real estate may be held, and all appurtenant and ancillary rights thereto, including but not limited to, easements, covenants, water rights, sewer rights and utility rights.

         "SOFTWARE" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object codes, source codes, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film memory device, paper or other media of any nature.

         "SPECIFIED LIABILITIES" has the meaning specified in Section 2.5.

         "TANGIBLE PROPERTY" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.





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         "TAX" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature, (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature, or (c) any deficiency, interest or penalty imposed with respect to any of the above.

SECTION 2: SALE AND PURCHASE OF SELLER'S ASSETS USED IN THE BUSINESS AND SPECIFIED LIABILITIES

         2.1 SALE AND PURCHASE OF ASSETS. On the Closing Date, effective as of the Effective Date, and subject to the other terms and conditions of this Agreement, Seller hereby sells, transfers, assigns and conveys to Buyer, and Buyer hereby purchases from Seller, all right, title and interest in and to the Assets as defined in Section 2.2, and Seller hereby assigns to Buyer, and Buyer hereby assumes the Specified Liabilities.

         2.2 DEFINITION OF ASSETS. "Assets" means all of Seller's assets relating to the Business, including, but not limited to, the following assets, but excluding the Excluded Assets as defined in Section 2.3:

                 2.2.1 All of Seller's inventories of raw materials, work in progress, supplies, finished products and merchandise used in the Business (the "Inventory").

                 2.2.2 All of Seller's right and interest in the accounts receivable (excluding any amounts due from Seller or any affiliate of Seller) (the "Accounts Receivable") and any security held therefor.

                 2.2.3 All of Seller's Contract Rights relating to the Business, including, but not limited to, customer Contracts, customer files including credit files, Contracts with vendors and resellers and distributor agreements and authorizations and transferable internal use Software licenses, including those set forth on Schedule 2.2.3, and contracts relating to employment and non-competition agreements.

                 2.2.4 All rights under all Permits granted or issued to Seller relating to or for the benefit of the Business, to the extent such rights are transferable.

                 2.2.5 All of Seller's right, title and interest to the Intangibles used in the Business including, but not limited to, telephone numbers, telephone directory listings and advertisements, goodwill, lock boxes and concentration accounts (excluding any cash balances therein) and the trade names: "ARCO", "American Technologies", "MST Systems", "MST Distribution", "Opus Computer", "LDI Computer Systems", "LDI Network Resources Group", "Caswell Associates", and any variation thereof (the "Trade Names"). Seller may utilize the Trade Names solely for the purpose of winding up. Seller shall, as soon as practicable, after the Closing Date change the name of CSI to a name not similar to the Trade Names.

                 2.2.6 All of Seller's customer, prospect and supplier lists (PROVIDED that to the extent that any Person named on any such list is also a customer, prospect or supplier of





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         any of the other businesses of Seller, other than the Business, Seller shall retain all of its rights pertaining to such Person with respect to such other businesses), data bases and computer media (PROVIDED that to the extent that any data bases or computer media relating to the Business also relate to any of the other businesses of Seller, other than the Business, Seller shall retain all of its rights pertaining to such data bases and computer media with respect to such other businesses), sales and marketing materials, correspondence and files relating to the Business and Seller's personnel records and
         related employment related agreements of the   employees listed on
         Exhibit 2.7.

                 2.2.7 All of Seller's claims, causes of action and other legal rights and remedies, whether or not known as of the Effective Date, relating to Seller's ownership of the Assets and/or the operation of the Business, but excluding causes of action and other legal rights and remedies (a) against Buyer with respect to the transactions contemplated by this Agreement, or (b) relating exclusively to Seller's assets not included in the Assets or to Seller's liabilities not included in the Specified Liabilities.

                 2.2.8 The exclusive right to use the name LDI as part of the Trade Names in the conduct of the Business for a period not to exceed twelve months after the Effective Date. In connection therewith, Buyer (a) will not take any action that might adversely affect Seller's intangible property rights in the name "LDI" (alone or in combination) or the value thereof, (b) will use its reasonable efforts to replace, in due course during such twelve months, all brochures, catalogs and other sales and promotional materials with a name not including "LDI" and (c) will not hold itself or the Business out as being a division or subsidiary of LDI.

                 2.2.9 The prepaid expenses, deposits and other items described on Schedule 2.2.9 (the "Prepaid Expenses").

         2.3 DEFINITION OF EXCLUDED ASSETS. "Excluded Assets" means (a) all of Seller's assets relating to the Computer SuperStores, Rentals, Outlets, Retail Services and Brokerage businesses, (b) the Tangible Property which is the subject of the lease referenced in Section 2.4, (c) the Tangible Property which is described in Schedule 2.3(c), and (d) the prepaid expenses, deposits and other items described in Schedule 2.3(d).

         2.4 LEASE. At the Closing Date, Buyer and LDI shall enter into a lease of the Tangible Property of the Business in substantially the form attached as Exhibit 2.4.

         2.5 DEFINITION OF SPECIFIED LIABILITIES. "Specified Liabilities" means:

                 2.5.1 Trade payables, other payables and accrued liabilities, (excluding amounts due to Seller or any affiliate of Seller and excluding the liabilities described in Schedule 2.5.1(a) as described in Schedule 2.5.1(b) (the "Liabilities").

                 2.5.2 The liabilities of Seller under the Contracts assigned to Buyer as a part of the Assets, but only to the extent such liabilities arise or relate to the period after the Effective Date under the terms of such Contracts and are not due to any breach or default by Seller under any of such Contracts. The liabilities under this subsection include, but are not limited to, the obligation of Seller for future earn-out payments due under the Asset Acquisition Agreements with American Technologies, Inc. and Caswell Associates, Ltd.





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                 2.5.3    Notwithstanding the foregoing, Buyer shall not assume
         any Liability arising or relating to the period prior to the Effective Date for which Buyer was not given credit in the Report on Net Asset Value as described in Section 3.1.2.

         2.6 NO OTHER LIABILITIES. Notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for, any Obligations of Seller other than the Specified Liabilities. Without limiting the generality of the foregoing, Buyer shall not purchase the Assets subject to, nor shall Buyer in any manner assume or be liable or responsible for, the following Obligations or Encumbrances of Seller:

                 2.6.1 Any Obligation to any subsidiary or to any current or former shareholder, director or controlling Person of Seller or any subsidiary (or any of their respective predecessors), or to any other Person affiliated with Seller or any of its subsidiaries (or any of their respective predecessors) including, but not limited to, any obligation for dividends declared but not paid and any intercompany liabilities except such, if any, as are listed in Schedule 2.5.1(b).

                 2.6.2 Any Obligation for any Tax, including, but not limited to, (a) any Tax payable by Seller or any subsidiary with respect to Seller's business operations, or Seller's operation of the Business on or before the Effective Date, (b) any Tax owed by Seller or any subsidiary with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of Seller's assets, including without limitation, the Assets, at any time on or before the Effective Date, (c) any liability for deferred Taxes and, (d) any liability associated with the Tax Abatement Agreement for the Solon Facility.

                 2.6.3 Any Obligation to any or all employees of Seller, including, but not limited to, Obligations under Seller's Employee Benefit Plans, and Obligations for severance pay and other separation benefits.

                 2.6.4 Any Obligation of Seller that is incurred or arises after the Effective Date, or that relates to any Proceeding or other events that occur or circumstances that exist after the Effective Date, except that the Buyer shall be responsible for all Obligations that are incurred or arise after the Effective Date as a result of Buyer's operation of the Business after the Effective Date.

                 2.6.5 Any Obligation that was or is incurred in connection with the negotiation, execution or performance of this Agreement and any other Contracts entered into between Seller and Buyer, or among Seller, Buyer and other parties, in connection with the transactions contemplated by this Agreement.

                 2.6.6 Any Obligation, the incurrence or existence of which constitutes or will constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement, including, but not limited to, any Obligation, whether or not known to Seller, that has not been disclosed to Buyer in writing in this Agreement or the Exhibits and Schedules hereto.

                 2.6.7 Any Encumbrance on or affecting Seller's assets including, without limitation, the Assets.







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                 2.6.8    Any Obligation arising in connection with or related
         to Seller's infringement or alleged infringement of any Software or intangible of any Person.

         2.7 SELLER'S EMPLOYEES. Exhibit 2.7 is a list of employees of Seller that will be offered employment by Buyer detailing (a) their titles or responsibilities, and (b) their social security numbers. Such employment will be on an "at will" basis. Buyer does not assume, and Seller shall be fully responsible for the payment of, any severance or other benefits related to or payable upon the separation of any of its employees who are not offered employment by Buyer and any employees offered employment by Buyer who fail to accept such employment. For a period of ninety (90) days after the Effective Date, Seller shall cooperate with Buyer's efforts to employ and retain any such employees. Within thirty (30) days after the Effective Date, Seller shall provide to Buyer copies of the personnel records of the Business employees hired by Buyer.

SECTION 3:  PURCHASE PRICE AND OTHER FINANCIAL MATTERS

         3.1 COMPUTATION OF PURCHASE PRICE. The total purchase price for the Assets (the "Purchase Price") shall be equal to the sum of (a) the Net Asset Value (as hereinafter defined) and (b) the sum of $2,500,000.

                 3.1.1 The term "Net Asset Value", as used in this Agreement, shall mean the value of the following items as shown on the Report on Net Asset Value as of the Effective Date:

                          3.1.1.1 The Accounts Receivable, net of any related
                 allowance for doubtful accounts required to reduce the value to net realizable value whether recorded in the accounts of CSI and MST or elsewhere in the accounts of Seller; plus

                          3.1.1.2 The Inventory, valued at the First-in,
                 First-out weighted average cost, net of any valuation reserves required to reduce the value to the lower of cost or market; plus

                          3.1.1.3 The Prepaid Expenses, valued at the amount
                 of their expected future cash outflow savings; less,

                          3.1.1.4 Liabilities assumed as described in Section
                 2.5.

                 3.1.2 The term "Report on Net Asset Value", as used in this Agreement, shall mean the report containing the calculation of the Net Asset Value as agreed to by both parties.

         3.2 PAYMENT OF PURCHASE PRICE. The purchase price shall be paid in the following manner:

                 3.2.1 At the Closing, Buyer will pay to Seller, on account of the Purchase Price, the sum of $500,000 and Seller shall authorize the release to Buyer of 40,000 shares of LDI stock held on deposit.





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                 3.2.2    At the Closing, Buyer will execute and deliver to
         Seller, on account of the Purchase Price, a promissory note in the principal amount of $2,000,000 in substantially the form attached hereto as Exhibit 3.2.2(a) (the "Subordinated Note"). The Subordinated Note will be guaranteed by Michael R. Kennedy (the "Shareholder") as provided in a Guaranty in substantially the form attached hereto as Exhibit 3.2.2(b) (the "Guaranty"). The obligations of Shareholder under the Guaranty will be secured as provided in the Pledge Agreement in substantially the form attached hereto as Exhibit 3.2.2(c) (the "Pledge Agreement").

                 3.2.3 At the Closing, Buyer will also execute and deliver to Seller, on account of the Purchase Price, two promissory notes, each in the principal amount of $2,500,000, in substantially the forms attached hereto as Exhibits 3.2.3(a) and 3.2.3(b) (the "Section 3.2.3 Notes"). The Section 3.2.3 Notes, as well as all amounts payable by Buyer pursuant to Sections 3.2.4, 3.2.5 and 3.2.6, will be guaranteed by the Shareholder pursuant to the Guaranty, and such obligations will be secured as provided in the Security Agreement substantially in the form attached hereto as Exhibit 3.2.3(c) (the "Security Agreement").

                 3.2.4 In the event that the Report on Net Asset Value is not agreed to by August 31, 1994, Buyer will pay to Seller on August 31, 1994, on account of the Purchase Price, the lesser of (a) $2,000,000 or (b) Seller's position as to the excess, if any, of the Net Asset Value over $5,000,000 .on August 31, 1994.

                 3.2.5 In the event that the Report on Net Asset Value is agreed to by August 31, 1994, Buyer will pay to Seller on August 31, 1994, on account of the Purchase Price, the lesser of (a) $2,000,000 or (b) the excess, if any, of the Net Asset Value over $5,000,000.

                 3.2.6 Settlement of the final Purchase Price will be made on the date (the "Settlement Date") which is the later of (a) five (5) business days following the agreement by Buyer and Seller on the Report on Net Asset Value or (b) September 30, 1994. On the Settlement Date, if the Net Asset Value exceeds the sum of the amounts paid by Buyer under the Section 3.2.3 Notes, Section 3.2.4 and 3.2.5, then Buyer shall pay to Seller, on account of the Purchase Price, an amount equal to such excess, and if the sum of such amounts exceeds the Net Asset Value, then Seller shall refund to Buyer, on account of the Purchase Price, an amount equal to such excess. Notwithstanding the foregoing provisions of this Section 3.2.6, the aggregate amount payable under Section 3.2.3 through 3.2.6 shall not exceed $10,000,000.

         3.3 CURRENCY AND METHOD OF PAYMENT. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made by ordinary check, except as otherwise provided for.

         3.4 ALLOCATION OF PURCHASE PRICE. Buyer and Seller acknowledge that the Purchase Price will be paid to LDI, but will be for the respective accounts of LDI and CSI as their interests may appear. As soon as practicable after agreement on the Report on Net Asset Value, Buyer





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will advise Seller of the allocation of the Purchase Price among the assets
acquired.   Both Buyer and Seller shall prepare and submit all tax returns consistent therewith.

SECTION 4:  REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

         Knowing that the Buyer is relying thereon, Seller represents and warrants to Buyer, and covenants with the Buyer, as follows:

         4.1 CORPORATE ORGANIZATION. LDI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. CSI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Seller possesses the full corporate power and authority to own its assets, conduct its business as and where presently conducted, and enter into and perform this Agreement. As to LDI, Seller is duly qualified as a foreign corporation in Ohio; As to CSI, Seller is duly qualified as a foreign corporation in Pennsylvania and Texas and Seller, with respect to the Business, is not required to be qualified as a foreign corporation in any other jurisdiction except where the failure to be so qualified is not and would not be material to the Business of the Seller generally.

         4.2 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, (a) have been duly authorized by all necessary corporate actions by Seller's board of directors, (b) do not constitute a breach or violation of, or a default under, Seller's Certificate of Incorporation or bylaws or, any Contract to which Seller is a party or by which Seller is bound,
(c) do not constitute a violation of any Law applicable to Seller or to the business or assets of the Business, (d) do not require the Consent of any Person except for the Material Consents, and (e) will not result in the creation of any Encumbrance upon, or give to any other Person any interest in, any of the business or assets of the Business. This Agreement constitutes the valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms.

         4.3 FINANCIAL AND CORPORATE RECORDS. Seller has properly prepared and maintained files, records and billing systems of the Business in form and substance consistent with commercially reasonable practices for similar businesses. Seller has heretofore delivered to Buyer the unaudited accrual basis balance sheet of the Business as of January 31, 1994, and unaudited accrual basis statement of income for the year then ended. The balance sheet described in this Section presents fairly in all material respects the financial position of the Business as of the date thereof, and the income statement described in this Section presents fairly in all material respects the results of operations of the Business for the period it purports to cover, all in conformity with generally accepted accounting principles applied on a basis consistent with that of prior periods except for the absence of footnotes. The Report oncalculation of the Net Asset Value will accurately presents the Net Asset Value on the basis described in Section 3.1.

         4.4 COMPLIANCE WITH LAW. The operations of the Business, the conduct of the Business as and where such business has been or presently is conducted, and the assets of Seller used in the Business and their uses comply in all material respects with all Laws applicable to the Business and its operations. Seller has obtained and holds all Permits required for the lawful operation of the Business as and where such business is presently conducted. All Permits held by the Seller with respect to the Business are listed on
Schedule 4.4, and copies of such Permits have been made available to Buyer.





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         4.5     TITLE.  Seller has good and marketable title to the Assets, and will transfer the same to Buyer free and clear of any Encumbrances.

         4.6 ACCURACY OF INFORMATION. No representation or warranty by the Seller contained in this Agreement or in any Schedule hereto, or in any other document or certificate delivered to Buyer in connection with the transactions contemplated hereby, contains, or will contain as of the date such representation or warranty is made or such document is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation is made or document is furnished, any material fact which is necessary to make the statements contained therein not misleading.

         4.7 REAL PROPERTY. Except for the Solon Facility and the three Texas locations and the Penn Center site in Pennsylvania there is no Real Property owned or leased by Seller used in the Business. To the best of Seller's knowledge, none of the Real Property, nor the occupancy, maintenance or use thereof by Seller, is in violation of any Contract or Law and no notice from any lessor, governmental body or other Person has been received by Seller claiming any violation of any Contract or Law. Seller has not placed or caused to be placed, and Seller has no knowledge or belief that there were or are any Hazardous Substances on or under any of the Real Property.

         4.8 SOFTWARE AND INTANGIBLES. Set forth on Schedule 4.8 is a list and description of all Software (other than applications software and operating systems software provided by third parties that is generally available to the public) and Intangibles used in the Business. As of the Effective Date, Buyer will have the right to use such Software in the operation of the Business subject to the receipt of any necessary Consents. The Business' assets, business and operations do not infringe upon any Software or Intangible of any Person, and the software Intangibles are free of any adverse claim or lien.

         4.9 CONTRACTS. Seller represents and warrants that said Contracts on Schedule 2.2.3 are legally binding and enforceable in accordance with their terms, that no material breach thereof by Seller or, to the best knowledge of Seller, any other party thereto has occurred, and that there exists thereunder no default or event of default by Seller or, to the best knowledge of Seller, any other party thereto.

         4.10 EMPLOYEES AND INDEPENDENT CONTRACTORS. No non-employee sales representatives or independent contractors under contract are engaged by Seller with respect to the Business. Except as limited by any employment Contracts listed on Schedule 2.7 and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each of its employees involved in the Business at will and without incurring any penalty or liability. Seller is, to the best of its knowledge in compliance in all material respects with all Laws respecting employment practices relating to its employees in the Business. Seller has never been a party to or bound by any union or collective bargaining Contract covering its employees involved in the Business, nor is any such Contract currently in effect or being negotiated by or on behalf of Seller.

         4.11 TAXES. Seller has properly withheld from payments to all employees, contractors, salesmen, agents, representatives, vendors and other Persons involved in the Business all amounts required by Law to be withheld, and Seller has timely filed all informational returns and reports required to be filed by it with respect to such withholding. No audit or other Proceeding is pending or threatened against Seller with respect to the Business,





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and no notice of deficiency or adjustment, has been received by Seller, by or from any governmental taxing authority, with respect to any Taxes.

         4.12 PROCEEDINGS AND JUDGMENTS. No Proceeding involving or relating to the Business is currently pending, nor to the best knowledge of Seller has been threatened. No Judgment involving or relating to the Business or Assets is currently outstanding. No breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other material claim of any nature is pending by or against Seller involving or relating to the Business or the Assets.

         4.13 BROKERAGE FEES. No Person acting on behalf of Seller is or shall be entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

         4.14 INSURANCE. All of Seller's Insurance Policies, other than Fiduciary or Directors and Officers coverage relating to the Business or the Assets are or were on an "occurrence" rather than a "claims made" basis, and Buyer will not be responsible for any claims pending under any of such Insurance Policies at the Closing Date.

SECTION 5:  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

         Knowing that Seller is relying thereon, Buyer represents and warrants to Seller, and covenants with Seller, as follows:

         5.1 CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Buyer possesses the full corporate power and authority to own its assets, conduct its business as and where presently conducted, and enter into and perform this Agreement. Buyer is duly qualified as a corporation in the State of Ohio.

         5.2 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, (a) have been, or shall have been by the Closing Date, duly authorized by all necessary corporate actions by Buyer's shareholder(s) and board of directors, (b) do not constitute a breach or violation of, or a default under, Buyer's Articles of Incorporation or Code of Regulations or any Contract to which Buyer is a party or by which Buyer is bound, (c) do not constitute a violation of any Law applicable to Buyer, and (d) do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

         5.3 BROKERAGE FEES. No Person acting on behalf of Buyer is or shall be entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

         5.4 SPECIFIED LIABILITIES. From and after the Effective Date, Buyer shall perform the Specified Liabilities in the ordinary course of business. Anything in this Section 5.4 to the contrary notwithstanding, Buyer shall not be liable to Seller for any failure to perform the Specified Liabilities if prevented from doing so by a cause or causes beyond its control, including without limitation, acts of God or the public enemy, fires, floods, storms, earthquakes,





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riots, war, restraints of government or other cause or causes which would not with reasonable diligence be controlled or prevented by Buyer.

SECTION 6: CLOSING

         6.1 CLOSING. The closing of the sale of the Assets by Seller to Buyer and the other transactions contemplated by this Agreement ("Closing") shall be held at 10:00 A.M. local time on May 31, 1994 or such other time and date as is agreed upon by Seller and Buyer ("Closing Date"). The Closing shall be held at Seller's offices in Solon, Ohio or such other location as is agreed upon by Seller and Buyer. Except to the extent prohibited by Law, and regardless of the actual Closing date, the Closing shall be considered effective as of the close of business on May 31, 1994 or such other effective date as is agreed upon in writing by Seller and Buyer ("Effective Date").

         6.2 OBLIGATIONS OF SELLER AT CLOSING. At the Closing, Seller shall deliver to Buyer the following:

                 6.2.1 ASSETS. Ownership and control of the Business, all of the Assets and the Solon, the three Texas, and the Penn Center Facilities, including, but not limited to, all applicable keys, access cards and other entry devices.

                 6.2.2 DOCUMENTS OF TRANSFER. Such bills of sale, assignments, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as Buyer may reasonably require, in order to lawfully and effectively sell, transfer, assign and convey to Buyer all right, title and interest in and to all of the Assets, in form acceptable to Seller and Buyer, dated as of the Effective Date, and duly executed by Seller; and the original copies of all of the Material Consents theretofore obtained.

                 6.2.3 RESOLUTIONS. Copies of the resolutions duly adopted by Seller's board of directors authorizing Seller to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Effective Date.

                 6.2.4 OTHER AGREEMENTS. (a) A Lease Agreement for the Solon Facility, in the form attached hereto as Exhibit 6.2.4(a), by LDI Computer Systems, Inc. and/or by the owner, NCP Ltd. duly executed by lessor. (b) A Personal Computer Sourcing Agreement by and between Seller and Buyer with mutually agreeable terms substantially in the form set forth on Exhibit 6.2.4(b). (c) An Agreement to Source Maintenance Services by and between Seller and Buyer with terms substantially in the form set forth in Exhibit 6.2.4(c). (d) An Agreement concerningterms under which a A Shared Services Agreement will be entered into restrictions placed upon Seller's right to provide networking and related services by and between Seller and Buyer with terms substantially in the form set forth in Exhibit 6.2.4(d). (e) An Agency Agreement providing Buyer with the right to be the marketing agent for Seller with respect to leasing transactions, with terms substantially as set forth in Exhibit 6.2.4(e).

                 6.2.5 OTHER DOCUMENTS. All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.





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                 6.2.6    LEGAL OPINION.  Seller shall provide Buyer with an
         opinion of counsel substantially as set forth on Schedule 6.2.6.

                 6.2.7 INCUMBENCY CERTIFICATE. A certificate, dated the Effective Date, executed by the Secretary or Assistant Secretary of Seller, certifying the names, titles and signatures of all the Seller's officers who execute this Agreement and other documents on behalf of Seller, and the authority of such officers to do so, in form and substance acceptable to Buyer.

         6.3 OBLIGATIONS OF BUYER AT CLOSING. At the Closing, Buyer shall deliver to Seller the following:

                 6.3.1 RESOLUTIONS. Copies of the resolutions duly adopted by the shareholder(s) and the board of directors of Buyer, authorizing Buyer to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Effective Date.

                 6.3.2 INCUMBENCY CERTIFICATE. A certificate, dated the Effective Date, executed by the Secretary or Assistant Secretary of Buyer, certifying the names, titles and signatures of all of Buyer's officers who execute this Agreement and other documents on behalf of Buyer, and the authority of such officers to do so, in form and substance acceptable to Seller.

                 6.3.3    OTHER AGREEMENTS.  Every agreement described in
         Section 6.2.4 duly executed by Buyer.

                 6.3.4 SEVERANCE WAIVERS. An agreement, in form and substance satisfactory to Seller, from each of the employees listed on
         Exhibit 2.7 who would otherwise be entitled to severance payments of any kind from Seller upon termination of employment, stating that such employee agrees to waive all such payments from Seller.

                 6.3.5 OTHER DOCUMENTS. All other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

                 6.3.6 BUYER'S OPINION OF COUNSEL. Buyer shall provide Seller with an Opinion of Counsel substantially as set forth on
         Schedule 6.3.6.

                 6.3.7 SECTION 3 DOCUMENTS. The Notes, the Guaranty, the Pledge Agreement and the Security Agreement referred to in Section 3, duly executed by all necessary parties.

SECTION 7: CERTAIN OBLIGATIONS OF SELLER AND BUYER AFTER CLOSING

         7.1     COOPERATION WITH BUYER.  From and after the Effective Date,
(a) Seller shall fully cooperate to place Buyer in full possession and enjoyment of all of the Assets and to transfer to Buyer the full control and benefits of the Business, including without limitation using its reasonable efforts to obtain all Material Consents; (b) Seller shall not undertake any action, directly or indirectly, alone or together with any other Person, which obstructs or impairs the





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smooth assumption by Buyer of the  Business; and (c) all correspondence, papers, documents and similar items and materials received by Seller relating to the Assets, or otherwise relating to the continuing conduct of the Business, shall be immediately forwarded to Buyer.

         7.2 FURTHER ASSURANCES. At any time and from time to time after the date of this Agreement, at Buyer's request and expense, and without further consideration, Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyer may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, Seller shall timely file all Tax returns and reports required to be filed with respect to the assets, business and operations of the Business for all periods ending on or before the Effective Date.

         7.3 NONDISCLOSURE. At all times after the Effective Date, except with Buyer's express prior written consent, Seller shall not, directly or indirectly (through subsidiaries or affiliates), communicate, disclose or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary knowledge or information, no matter when or how acquired, concerning the Assets or the conduct and details of the Business, including, but not limited to, (a) the identity of customers, prospects and suppliers, (b) names, addresses and telephone numbers of individual contacts at customers and prospects, (c) fees, renewal dates, and other details of customer contracts and proposals, (d) pricing policies, marketing strategies, product strategies, technical know-how, trade secrets, and methods of operations, (e) consulting and educational manuals, plans, and other materials, (f) software manuals, security systems, control systems, and equipment designs, (g) software designs and concepts, (h) budgets and other nonpublic financial information, and (i) expansion plans, management policies, and other business strategies and policies; PROVIDED, HOWEVER, that Seller may use the knowledge or information described in clauses a), (b) and (d) above in its business operations provided that such use does not otherwise violate the provisions of Section 7.4, and PROVIDED FURTHER, that Seller may disclose the transactions contemplated by this Agreement as required by generally accepted accounting principles in its consolidated financial statements or as required by law or by SEC, NASD, or similar regulations. For purposes of this Section 7.3, confidential information shall not include any information that is now known by the general public or becomes known by the general public other than as a result of any improper act or omission of Seller.

         7.4 SELLER NONCOMPETITION. Seller acknowledges that the sale of computers and software and related equipment, and networking and other services businesses to be conducted by Buyer through the Business is highly competitive, and that the services and products involved are complex and sophisticated, require substantial and continuous expenditures of money and the time of skilled experts to develop, market and support, and are marketed on a worldwide basis. Accordingly, for a period of twenty-four months after the Effective Date, except with Buyer's express prior written consent, Seller shall not, directly or indirectly, in any capacity, for the benefit of any Person, at any location worldwide:

                 7.4.1 Engage in the business of reselling (the "Restricted Reselling"), new personal computers and related equipment and software, wide area and local area network connectivity products (the "Restricted Products"). Specifically, this restriction includes, but is not limited to, maintaining a reseller authorization of any kind relating to the saleof the Restricted Products.





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

                 7.4.2 Engage in the business of selling, providing or offering to provide any networking or related services, including, but not limited to, help desk services, under any circumstances to the accounts set forth on Schedule 7.4.2 (the "Restricted Services").

                 7.4.3 Engage in the sale of the Restricted Products to end users and resellers within the territory described in Schedule 7.4.3 except as specified therein.

                 7.4.4 Establish, own, finance, manage, operate or control, or participate in the establishment, ownership, financing, management, operation or control of, any Person that conducts a business which, if engaged in by Seller, would violate the provisions of Section 7.4.1, 7.4.2, or 7.4.3.

                 7.4.5 Communicate with or solicit any Person who is or during which period becomes a customer, prospect or supplier of Buyer in any manner which interferes or might interfere with such relationship between such Person and the Business as it relates to the Restricted Reselling, the Restricted Products and/or the Restricted Services, or in an effort to obtain such Person as a customer, prospect or supplier of any Person that conducts a business competitive with or similar to all or any material part of the Business as it relates to the Restricted Reselling, the Restricted Products and/or the Restricted Services.

                 7.4.6 Communicate with or solicit any Person who is or during which period becomes an employee, salesman, agent, consultant or representative of Buyer in any manner which interferes or might interfere with such relationship between such Person and the Business, or in an effort to obtain such Person as an employee, salesman, agent, consultant or representative of any Person that conducts a business competitive with or similar to all or any material part of the Business. In the event a network engineer retained in any capacity by Buyer separates his or her relationship with Buyer, then Seller shall be prohibited from soliciting or hiring such person, until the earlier of one year thereafter or twenty-four months after the Effective Date, either directly or indirectly. As it relates to employees, salesmen, agents, consultants or representatives of Seller, Buyer agrees to refrain from soliciting and hiring, either directly or indirectly, any such Person for a period of 90 days from the Effective Date. In the event Buyer retains the services of any Person who did or would receive from Seller severance pay or other termination benefits in excess of three months' salary, then Buyer agrees to obtain a waiver for any remaining severance pay or shall reimburse Seller for any severance payments remaining at the date of hire of such Person by Buyer. Both parties acknowledge that certain employees of the other party are subject to non-competition agreements and that neither the provisions of this Section 7.4.6 nor the hiring of any such Person by either party (whether or not permitted by this Section) will affect such Person's obligations under such non-competition agreement. The restrictive covenants in this Section 7.4.6 are hereinafter referred to as the "Solicitation Covenants". The provisions of this Section
         7.4.6 shall not apply to the solicitation or employment by Buyer of the employees listed in Schedule 2.7.

                 7.4.7 Seller Expressly acknowledges that (a) the restrictive covenants of this Section 7.4 ("Seller Covenants") are a material part of the consideration bargained for by Buyer, and (b) without the agreement of Seller to be bound by the Covenants, Buyer would not have agreed to enter into this Agreement and consummate the transactions





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
         contemplated hereby and (c) the Seller Covenants shall bind any of Seller's successors or, where all or substantially all of Seller's assets are purchased, its assigns.

                 7.4.8 The acquisition by Seller of the stock or assets of a Person which conducts a business that competes with the Business and would otherwise violate the Seller Covenants shall not constitute a breach or violation of the Seller Covenants, provided that (a) such competing business is not the principal part of the acquired Person's business and was not the reason for the acquisition, (b) Seller sells or otherwise disposes of such competing business, simultaneously with or as soon as practicable after the closing of the acquisition, (c) Seller gives notice of the acquisition to Buyer promptly after a public announcement of the acquisition is made, and (d) if feasible under the circumstances, as determined by Seller reasonably and in good faith, Seller allows Buyer a reasonable opportunitoppotunity to offer to acquire such competing business.

         7.5 BUYER NONCOMPETITION. For a period of twenty-four months after the Effective Date, except with Seller's express prior written consent, Buyer shall not, directly or indirectly in any capacity, for the benefit of any Person, at any location worldwide, become a reseller of IBM Terminals, Pennant Printers, IPL Memory or EMC Memory (except as the same relate to the Restricted Products and peripherals for RISC based products). The restricted covenants in this Section 7.5 are hereinafter referred to as "Buyer Covenants".

         7.6 ENFORCEMENT. Both parties expressly acknowledge that any breach by it (the "breaching party") of any of the Seller Covenants, the Buyer Covenants or the Solicitation Covenants (together, the "Covenants") will result in irreparable injury to the other party (the "non-breaching party") for which money damages could not adequately compensate. If there is such a breach, the non-breaching party shall be entitled, in addition to all other rights and remedies it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the breaching party and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which the breaching party or any such other Person may have against the non-breaching party shall not constitute a defense or bar to the enforcement of any of the Covenants. If the non-breaching party must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

         7.7 SCOPE. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable due to its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

SECTION 8: INDEMNIFICATION AND SETOFF

         8.1 INDEMNIFICATION OBLIGATIONS OF SELLER. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, and its successors and assigns, from and against any and all Proceedings, Judgments, Obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys'





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fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following:

                 8.1.1 Any misrepresentation, breach or failure of any warranty or representation made by Seller in this Agreement.

                 8.1.2 Any failure or refusal by Seller to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by it.

                 8.1.3 Any Obligation of Seller other than the Specified Liabilities, including, but not limited to, (a) the Obligations specifically described in Section 2.6; or (b) any Obligation that may be imposed directly upon Buyer as a result of the failure by Seller to comply with any so-called "bulk sales law" or "bulk transfers law" of any jurisdiction that may be applicable to the transactions contemplated by this Agreement (it being understood that Buyer waives such compliance by Seller).

                 8.1.4 Any Obligation of Seller for any Tax or under any Employee Benefit Plan of Seller imposed directly upon Buyer (or the consolidated group of which Buyer is a member) as a result of any Law under which Buyer may have successor liability for any Tax or under any Employee Benefit Plan of Seller.

                 8.1.5 Any Proceeding against Buyer by or on behalf of any employee of Seller involved in the Business who is not hired by Buyer.

                 8.1.6 Any proceeding against Buyer by any Person (other than Seller) based on any act or omission occurring prior to the Effective Date relating to or arising in connection with Seller's operation of the Business.

         8.2 INDEMNIFICATION OBLIGATIONS OF BUYER. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, and its successors and assigns, from and against any and all Proceedings, Judgments, Obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including , but not limited to, reasonable attorney's fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following:

                 8.2.1 Any misrepresentation, breach or failure of any warranty or representation made by Buyer in this Agreement.

                 8.2.2 Any failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by it.

                 8.2.3 The payment or nonpayment and performance or nonperformance by Buyer of the Specified Liabilities.

                 8.2.4 Any Proceeding against Seller by any Person (other than Buyer) based on any act or omission occurring after the Effective Date relating to or arising in connection with Buyer's operation of the Business.

         8.3 INDEMNIFICATION NOTICE. With respect to each event, occurrence or matter ("Indemnification Matter") as to which Buyer on the one hand, or Seller on the other hand





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(referred to as the "Indemnitee"), is entitled to indemnification from the other (referred to as the "Indemnitor") under this Section 8, within ten days after the Indemnitee receives any written documents underlying the Indemnification Matter, or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice").

         8.4 DEFENSE OF INDEMNIFICATION MATTERS. If an Indemnification Matter involves a third party action, suit, claim or demand, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control of the litigation, defense or settlement of the Indemnification Matter (referred to as the "Defense"), except that:

                 8.4.1 The Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense;

                 8.4.2 If the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse affect on the Indemnitee's business or its relationship with any customer, supplier, employee, contractor, salesman, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense; PROVIDED that the Indemnitor shall continue to be obligated to indemnify the Indemnitee with respect thereto and shall be entitled to participate in the Defense at its expense and through counsel of its choice; and PROVIDED FURTHER, that in such event the Indemnitee shall not consent to any Judgment or agree to any settlement without the Indemnitor'see's prior written consent, which consent shall not be unreasonably withheld;

                 8.4.3 The Indemnitor shall not consent to any Judgment or agree to any settlement without the Indemnitee's prior written consent, which consent shall not be unreasonably withheld;

                 8.4.4 If the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense; provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee with respect thereto; and

                 8.4.5 In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including, but not limited to, furnishing all available documentary or other evidence as is reasonably requested by the other.

         8.5 INDEMNIFICATION PAYMENTS. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within three business days after a final settlement or agreement as to the amount owed is reached, or after a final Judgment (without further right of appeal) determining the amount owed is rendered or after a final settlement or agreement as to the amount owed is executed.

         8.6 SETOFF. In addition to all other rights and remedies that the Indemnitee may have, the Indemnitee shall have the right to set off, against any monies due to the Indemnitor





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(whether under this Agreement or otherwise), any sums for which the Indemnitee is entitled to payment of indemnification in accordance with Section 8.5 or any other sums which the Indemnitor may owe to the Indemnitee (whether under this Agreement or otherwise). The Indemnitee's rights to Indemnification under this
Section 8 shall under no circumstances be in any manner limited by this right of setoff. Notwithstanding anything herein to the contrary, Buyer shall not have the right to setoff against any amounts payable under the lease described in Section 2.4.


SECTION 9: OTHER PROVISIONS

         9.1 PUBLICITY. All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both Buyer and Seller.

         9.2 EXPENSES. Each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement.

         9.3 NOTICES. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement, in the case of the Seller to the attention of the General Counsel with a copy to 4770 Hinckley Industrial Parkway, Cleveland, Ohio 44109, Attn:
General Counsel and in the case of the Buyer to the attention of the President. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Either party may change its address for notices by giving notice of the new address to the other party in accordance with this Section 9.3, except that any such change of address notice shall not be effective unless and until received.

         9.4 SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made in or pursuant to this Agreement shall survive the date hereof, the Effective Date and the consummation of the transactions contemplated hereby.

         9.5 ENTIRE UNDERSTANDING. This Agreement, together with the Exhibits hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. No amendment or modification of this Agreement shall be effective unless in writing and signed by Seller and Buyer. This Agreement may not be terminated except in a written document signed by Buyer and Seller.

         9.6 PARTIES IN INTEREST. This Agreement shall bind, benefit, and be enforceable by and against each party hereto and its successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld.





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
         9.7 NO WAIVERS. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, the same or any other right, power or remedy.

         9.8 SEVERABILITY. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         9.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

         9.10 SECTION HEADINGS. The section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

         9.11 REFERENCES. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection hereof.

         9.12 CONTROLLING LAW. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Ohio applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

         9.13 NO THIRD PARTY BENEFICIARIES. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Seller.

         9.14 JURISDICTION AND PROCESS. In any action between the parties, whether arising out of this Agreement or otherwise, (a) each party consents to the jurisdiction and venue of the federal and state courts located in Cuyahoga County, Ohio, (b) each party irrevocably waives its right to trial by jury, and
(c) each party irrevocably consents to service of process by first class certified mail, return receipt requested, postage paid, to the address at which such party is to receive notice in accordance with Section 9.3. In any and all actions between the parties, whether arising hereunder or otherwise, the prevailing party shall be entitled to recover its reasonable attorneys' fees and legal expenses from the other party.





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
         9.15 RELIANCE BY BUYER. Notwithstanding the right of Buyer to investigate the Business, the Assets and the financial condition of the Business, Buyer has the unqualified right to rely, and has relied, upon the representations and warranties of Seller made in this Agreement.

         IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by it duly authorized officer, as of the date first above written.

LDI Corporation                              MRK Computer Systems, Inc.


By:                                          By:
   ------------------------                     ---------------------------

Name:                                        Name:
     ----------------------                       -------------------------

Title:                                       Title:
      ---------------------                        ------------------------

LDI Computer Systems, Inc.

By:
   ------------------------

Name:
     ----------------------

Title:
      ---------------------

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

          Asset Acquisition Agreement dated May 31, 1994 between LDI
         Corporation and LDI Computer Systems, Inc., as Sellers, and
                     MRK Computer Systems, Inc., as Buyer

                        List of Schedules and Exhibits
                        ------------------------------
Asset Agreement

     Schedule 2.2.3        Contracts
     Schedule 2.3(c)       Excluded Tangible Property
     Schedule 2.3(d)       Excluded Prepaid Expenses
     Exhibit 2.4           Form of Lease (Tangible Property)
     Schedule 2.5.1(a)     Excluded Liabilities
     Schedule 2.5.1(b)     Included Liabilities
     Exhibit 2.7           Employees Being Offered Employment
     Exhibit 3.2.2(a)      Form of Subordinated Note
     Exhibit 3.2.2(b)      Form of Guaranty
     Exhibit 3.2.2(c)      Form of Pledge Agreement
     Exhibit 3.2.3(a)      Form of Section 3.2.3 Note (1st)
     Exhibit 3.2.3(b)      Form of Section 3.2.3 Note (2nd)
     Exhibit 3.2.3(c)      Forms of Security Agreement
     Schedule 4.4          Permits
     Schedule 4.8          Software and Intangibles
     Exhibit 6.2.4(a)      Form of Real Property Lease
     Exhibit 6.2.4(b)      Form of PC Sourcing Agreement
     Exhibit 6.2.4(c)      Form of Agreement for Maintenance Services
     Exhibit 6.2.4(d)      Form of Shared Services Agreement
     Exhibit 6.2.4(e)      Form of Leasing Agency Agreement
     Schedule 6.2.6        Form of Opinion of Seller's Counsel
     Schedule 6.3.6        Form of Opinion of Buyer's Counsel
     Schedule 7.4.2        Restricted Networking Accounts
     Schedule 7.4.3        Restricted PC Sales Territory

The schedule and exhibits listed above are not included but will be furnished supplementally to the commission upon request.